Exhibit 2

NOTICE OF REDEMPTION

TO THE HOLDERS OF

Units (the “Units”)

CUSIP No. 86317AAC8

each consisting of

$480 principal amount of

12% Senior Secured Notes due 2015 (the “Bermuda Notes”) of

STRATUS TECHNOLOGIES BERMUDA LTD.

CUSIP No. 86317VAC2

and

$520 principal amount of

12% Senior Secured Notes due 2015

(the “U.S. Notes” and, together with the Bermuda Notes, the “Notes”) of

STRATUS TECHNOLOGIES, INC.

CUSIP No. 86317QAE9

April 28, 2014

Notice is hereby given that Stratus Technologies Bermuda Ltd. (the “Bermuda Issuer”) and Stratus Technologies, Inc. (the “U.S. Issuer” and, together with the Bermuda Issuer, the “Issuers”) will redeem on May 28, 2014 (the “Redemption Date”) all of their outstanding Notes as Units. The Notes and the Units are referred to collectively as the “Securities” herein. The Securities were issued pursuant to an Indenture, dated as of April 8, 2010 (as heretofore amended and supplemented and in effect as of the date hereof, the “Indenture”), among the Bermuda Issuer, the U.S. Issuer and The Bank of New York Mellon Trust Company, N.A., as trustee (in such capacity, the “Trustee”) and collateral agent (in such capacity, the “Collateral Agent”). The redemption is made at the option of the Company under Section 3.07(a) of the Indenture and paragraph 6(a) of each of the Notes. Capitalized terms used but not defined herein shall have the meanings given in the Indenture.

In the redemption, Holders will receive 112.000% of the principal amount of the Notes plus accrued and unpaid interest to the Redemption Date (the “Redemption Price”). Payment of the Redemption Price will be made in accordance with the redemption provisions contained in the Indenture. On the Redemption Date, the Redemption Price will become due and payable on each Note. Interest on the Notes shall cease to accrue on and after the Redemption Date, unless the Issuers default in payment of the Redemption Price, or unless the Paying Agent (as defined below) is prohibited from making such payment pursuant to the terms of the Indenture. Thereafter, the only remaining right of Holders is to receive payment of the Redemption Price.

Subject to the receipt by the Trustee of sufficient funds, payment of the Redemption Price will be made upon presentation and surrender of such Notes as Units on and after the Redemption Date to The Bank of New York Mellon Trust Company, N.A. as paying agent (in such capacity, the “Paying Agent”) at the following address:

By Mail, Hand or Courier:

The Bank of New York Mellon Trust Company, N.A.

c/o The Bank of New York Mellon

111 Sanders Creck Parkway

East Syracuse, NY 13057

The Notes must be surrendered as Units to the Paying Agent to collect the Redemption Price. Notes held as Units through The Depository Trust Company “DTC”) should be surrendered for redemption in accordance with DTC’s procedures therefor.

Any discussion of United States federal tax issues in this Notice of Redemption is not intended or written to be used, and cannot be used, for the purpose of avoiding tax-related penalties under federal, state, or local tax law. Under current United States federal income tax law, backup withholding, at a rate of 28%, generally may apply to the payment of gross redemption proceeds, unless, in the case of a beneficial owner of Notes that is a United States person (as determined for U.S. federal income tax purposes), (i) the holder provides a properly completed IRS Form W-9 setting forth the holder’s taxpayer identification number, certified under penalties of perjury, as well as certain other information, or (ii) the holder otherwise establishes an exemption. A holder that is a beneficial owner of Notes that is not a United States person (as determined for U.S. federal income tax purposes) generally may establish an exemption from backup withholding by providing an IRS Form W-8BEN, upon which it certifies its foreign status under penalties of perjury.

No representation is made as to the correctness or accuracy of the CUSIP numbers provided herein or printed on the Securities.

STRATUS TECHNOLOGIES BERMUDA LTD. STRATUS TECHNOLOGIES, INC.